	NEWS RELEASE	Exhibit 99.1 For Further Information Contact: Richard Kozuback, President Global Entertainment Corporation 480-994-0772 Rudy R. Miller, Chairman The Miller Group
Investor Relations for the Company
Global Entertainment Corporation		602-225-0505
4909 East McDowell Road, Suite 104		gec@themillergroup.net
Phoenix, Arizona 85008-4293
480-994-0772
www.globalentertainment2000.com

Global Entertainment Corporation Launches

New Subsidiary to Provide Ticketing Services

PHOENIX, ARIZONA, June 2, 2004 — Global Entertainment Corporation, a public holding company, has introduced a new ticketing subsidiary as a component of its strategy to build an entertainment company with nationwide recognition. Global Entertainment Ticketing is a natural extension to the company’s sports management of the Central Hockey League (CHL), a minor league hockey organization with 17 teams, and its development of multi-purpose arenas that serve as home to CHL expansion franchises.

Global Entertainment Ticketing will be marketed under the name GetTix.Net. The 2004 CHL Spring Conference held June 2/5, 2004 in Phoenix, Arizona will kickoff the GetTix.Net marketing program. GetTix.Net will provide a full in-house ticketing solution for the league franchisees that elect to partner with GetTix.Net for their ticketing services. Service will include single ticket purchases and the handling of all season ticketing purchases.

GetTix.Net’s cutting-edge software will be powered by RepeatSeat of Calgary, Alberta, Canada, which was selected for its flexible, custom software options and the unrestricted growth of its services to GetTix.Net. Ticket purchases can be completed via phone, Internet that will include a print-at-home function, box office and selected outlets in each market to be served.

“The creation of this new company is further evidence of Global’s focus on maximizing value and profitable growth,” stated Rick Kozuback, President and CEO of Global Entertainment Corporation. “As a multi-purpose entertainment company the business characteristics of this new company reflect our long-term business integration strategy. Wayne Davis, a senior executive of our subsidiary, Global Entertainment Marketing Systems, has been appointed Vice-Chairman of this new ticketing company. Mr. Davis has a strong track record in marketing for the ticketing industry.

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Global Entertainment Corporation Launches New Subsidiary to Provide Ticketing Services

June 2, 2004

“GetTix.Net will be lead by Richard Floco, President, whose expertise in the ticketing industry is backed with experience as an executive in the minor league sports industry. Richard is a perfect fit for us in the development of this new subsidiary that adds diversity to our revenue stream.”

Richard Floco stated, “I am excited to be part of the development of this new ticketing company and look forward to working with Rick Kozuback, Wayne Davis and other members of Global’s family of companies. We have hand picked Bob Fuller to be Executive Vice President Operations and General Manager. He is the best in the business. We intend to build GetTix.Net to be a recognized leader in the national ticketing market.”

Visit our web site at: www.globalentertainment2000.com

Global Entertainment Corporation is a diversified sports management, arena development, and licensing company with four subsidiaries. The WPHL, Inc., through a joint operating agreement with the Central Hockey League (CHL), is the operator and franchisor of professional minor league hockey teams in eight states. International Coliseums Company serves as project manager for arena development and is responsible for management agreements associated with arena facility operations. Global Entertainment Marketing Systems pursues licensing and marketing opportunities related to the Company’s sports management and arena developments and operations. Global Entertainment Ticketing is an in-house ticketing company for sports and entertainment venues. Cragar Industries, Inc. is the licensor for its nationally recognized, branded products CRAGAR®, TRU=SPOKE®, CRAGAR S/S® and STREET PRO®.

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